[R&G LOGO]


FOR RELEASE: Immediately

CONTACT:     Victor J. Galan                     Joseph R. Sandoval
             Chairman and CEO                    Executive Vice President & CFO
             (787) 766-8301                      (787) 756-2801

WEBSITE:     www.rgonline.com


                R&G FINANCIAL REPORTS RECORD EARNINGS FOR SECOND
                   QUARTER AND SIX MONTHS ENDED JUNE 30, 2004

         San Juan, Puerto Rico, July 19, 2004 -- R&G Financial Corporation (the "Company") (NYSE:RGF), the financial holding company of R-G Premier Bank, R-G Crown Bank, and R&G Mortgage Corp, today reported record earnings for the second quarter and first half of 2004.

         For the first six months of 2004, net income amounted to $79.3 million, compared to $60.6 million in 2003, an improvement of 31%. For the second quarter of 2004, net income amounted to $40.7 million compared to $31.4 million for the second quarter of 2003, an increase of 30%. For the six months of 2004, consolidated earnings per diluted share were $1.39, compared to $1.03 for 2003, an increase of 35%; for the second quarter of 2004, consolidated earnings per diluted share were $0.72, compared to $0.54 per diluted share for the second quarter of 2003, an increase of 33%.


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R&G Financial Corporation
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         The Company's return on equity during the second quarter of 2004 was
25.89%, while its return on assets was 1.86%, compared to 22.99% and 1.78%, respectively, during the second quarter of 2003.

         For the second quarter of 2004, the Company's net interest income increased 26% to $56.0 million, due primarily to an increase in earning assets during the period, while gain on the origination and sale of loans decreased 8% to $41.4 million. While the Company's loan production during the 2004 quarter increased 4% to $1.1 billion compared to 2003, the Company retained an increasing amount of its total production in its loan portfolio, in an effort to continue growing its future net interest income by expanding the volume of loans. For the first half of 2004, the Company's net interest income increased by 29% to $111.7 million, while gain on the origination and sale of loans increased 4% to $81.3 million.

         Total loan production during the first half of 2004 was $2.1 billion; total loan production during the second quarter was $1.1 billion, surpassing the amount for the first quarter this year. In both periods, over 90% of the Company's total loan production continues to be internally generated.

         The increase in earnings during the first half and second quarter of 2004 also reflects a reduction in servicing related impairment charges (included in operating expenses) of $21.6 million and $20.1 million, respectively. These reductions stem from decreases in mortgage prepayment rates in the Company's loan servicing portfolio during the period.


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R&G Financial Corporation
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         Total assets of R-G Crown Bank at the end of the second quarter of
2004 were $1.5 billion, contributing $11.0 million in profits during the first half of 2004. Total banking assets increased 26% compared to the second quarter of 2003 to $8.2 billion, which represented 91% of the Company's consolidated assets at June 30, 2004.

         Commenting on the significant results for the second quarter and first half of 2004, Mr. Victor J. Galan, Chairman of the Board and CEO of the Company indicated:

         "We are pleased to report these excellent results during the quarter ended June 30, 2004. The increase in earnings reflects another strong quarter of loan production, as we continue to benefit from strong loan demand both in Puerto Rico and Central Florida. Our loan portfolio has grown over $450 million during the first half of 2004, which continues to position R&G very well for the future. As a result of these strong results, together with the continuing strong demand we are experiencing both in commercial and residential lending, we remain optimistic about our future performance."

         R&G Financial, currently in its 32nd year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of Puerto Rico's rapidly growing commercial banks, R-G Crown Bank, the Company's Florida federal savings bank with branches in the Orlando and Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., Puerto Rico's second


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R&G Financial Corporation
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largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of
R&G Mortgage, Continental Capital Corporation, R-G Crown's New York and North Carolina based mortgage banking subsidiary, Home and Property Insurance Corporation, its Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico broker-dealer. As of June 30, 2004 the Company, with total assets of $8.9 billion, operated 32 bank branches in Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 6 commercial lending offices in the United States, and 53 mortgage offices in Puerto Rico, including 26 facilities located with R-G Premier's branches.

"SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF
1995

         Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectation, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission.


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R&G Financial Corporation
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
                                                                     At                       At                       At
                                                                June 30, 2004            Dec. 31, 2003           June 30, 2003
                                                                -------------            -------------           -------------

(Dollars in Thousands, except for per share data)

SELECTED BALANCE SHEET DATA
(Unaudited)
Total assets                                                      $8,944,575               $8,198,880              $7,256,132
Loans receivable, net                                              4,506,621                4,048,507               3,286,745
Mortgage loans held for sale                                         277,025                  315,691                 248,345
Mortgage-backed and investment securities held for
  trading                                                             30,637                   38,355                  41,200
Mortgage-backed and investment securities available
  for sale                                                         3,175,176                3,020,647               3,026,572
FHLB Stock                                                           131,092                  100,461                 102,941
Mortgage-backed and investment securities held to
  maturity                                                            73,086                   78,200                  69,119
Servicing asset                                                      117,740                  119,610                 127,146
Cash and cash equivalents                                            344,434                  234,318                 215,883
Deposits                                                           3,822,998                3,555,764               3,240,607
Securities sold under agreements to repurchase                     2,488,536                2,220,795               1,845,488
Notes payable                                                        136,814                  192,259                 206,009
Other borrowings                                                   1,543,881                1,308,270               1,064,538

Stockholders' equity                                                 779,827                  750,353                 700,732
Common stockholders' equity                                          566,827                  537,353                 487,732
Total # of common shares outstanding                              51,102,420               51,066,299              51,065,430
Common Stockholders' equity per share                                 $11.09                   $10.52                   $9.55

Servicing portfolio                                               10,947,457               10,942,821              11,318,506
Book value of servicing portfolio                                      1.08%                    1.09%                   1.12%
Allowance for loan losses (ALL)                                       46,799                   39,615                  34,315
Non-performing loans (NPL's)                                          88,187                   85,414                  87,570
NPL's/Total loans                                                      1.83%                    1.98%                   2.50%
All/Total loans                                                        0.97%                    0.92%                   0.98%
All/Total Non-performing loans                                        53.07%                   46.38%                  39.19%


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R&G Financial Corporation
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
                                          FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS              THREE MONTHS
                                                   JUNE 30,                        ENDED JUNE 30,                   ENDED
                                                 (UNAUDITED)                        (UNAUDITED)                    MARCH 31,
                                         ------------------------------      ------------------------------       (UNAUDITED)
                                             2004              2003             2004               2003              2004
                                         ------------      ------------      ------------      ------------      ------------

                                                             (Dollars in Thousands, except for per share data)

SELECTED INCOME STATEMENT DATA
REVENUES:
Net interest income                      $     56,006      $     44,569      $    111,720      $     86,790      $     55,714
Provision for loan losses                      (6,265)           (4,444)          (12,735)           (8,664)           (6,470)
Net interest income after provision
  for loan losses                              49,741            40,125            98,985            78,126            49,244
Net gain on origination and sale of
  loans                                        41,439            44,883            81,332            77,900            39,893
Loan administration and other fee
  income                                       17,885            20,330            36,114            39,252            18,229

    TOTAL REVENUES                            109,065           105,338           216,431           195,278           107,366

OPERATING EXPENSES:

Employee compensation and benefits             18,839            14,506            35,539            29,653            16,700
Office occupancy and equipment                  6,906             6,074            13,286            11,776             6,380
Other administrative and general               29,394            42,706            60,637            73,249            31,243

   TOTAL EXPENSES                              55,139            63,286           109,462           114,678            54,323

Income before income taxes                     53,926            42,052           106,969            80,600            53,043
Income taxes                                  (13,179)          (10,602)          (27,682)          (20,009)          (14,503)
Net income                               $     40,747      $     31,450      $     79,287      $     60,591      $     38,540

Less:  Preferred stock dividends               (3,971)           (3,971)           (7,942)           (7,942)           (3,971)
Net income available to common
  stockholders                                 36,776            27,479            71,345            52,649            34,569
Net income per common share - Basic      $       0.72      $       0.54      $       1.40      $       1.03      $       0.68
Net income per common share - Diluted    $       0.72      $       0.54      $       1.39      $       1.03      $       0.67
Average shares outstanding - Basic         51,101,380        51,064,650        51,095,431        51,049,449        51,089,482
Average shares outstanding - Diluted       51,377,157        51,271,706        51,351,763        51,271,424        51,326,343
Return on common equity                         25.89%            22.99%            25.58%            22.48%            24.98%
Return on assets                                 1.86%             1.78%             1.85%             1.78%             1.84%
Total Loan Production                    $  1,136,808      $  1,094,680      $  2,066,618      $  2,113,077      $    929,810